Exhibit 99.1

TRANSACT TECHNOLOGIES REPORTS FIRST QUARTER 2010 RESULTS

HAMDEN, CT – May 5, 2010 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based industries, today announced financial results for the three months ended March 31, 2010.  Summary results for the period are as follows:

	Three months ended March 31,
(in $000s, except EPS)	2010	2009	% change
Net sales	$14,208	$12,202	16.4%

Operating income	$982	$179	448.6%
Net income	$629	$121	419.8%
Diluted earnings per share	$0.07	$0.01	600.0%

“I am very excited with our performance in the first quarter of 2010, especially given that the economy has still not fully regained its form,” said Bart C. Shuldman, Chairman, President and Chief Executive Officer of TransAct Technologies.  “With the domestic casino market stabilizing and the international casino and gaming market showing some signs of life, TransAct was perfectly positioned to provide printing solutions for our customers, and the result was a strong start to the year.  In addition, with the transition of a majority of our manufacturing to China complete, we saw a significant improvement in our gross margin from the prior-year quarter.  Further, our continued relationship with McDonald’s and ongoing sales into the lottery market should keep TransAct on course for solid growth in 2010.”

Mr. Shuldman continued, “For the first quarter of 2010, our overall casino and gaming sales were up 43% from the prior-year quarter – a great turnaround from a very difficult 2009.  These results were driven by significant growth in the casino market alone, where we experienced an 89% increase in sales into the international market and a 40% increase in sales in the domestic market – which we believe is quite impressive given that the overall domestic casino market was flat during the first quarter of 2010.  Our banking and point-of-sale (“POS”) sales declined 4% on a quarter-over-quarter basis, as an increase in POS sales due to the ramping up of our McDonald’s grill initiative was more than offset by lower legacy POS printer sales as well as lower sales in the banking market due to strong sales to a large customer in the first quarter of 2009.  Lottery sales, which can vary significantly from quarter-to-quarter, rose by 50% due to an increase in orders from our lottery customer in the first quarter of 2010 compared to the first quarter of 2009.  TransAct Services Group revenues declined by 15% compared to the first quarter of 2009, primarily due to a stocking order received from a large consumables customer in the prior year’s quarter that did not repeat to the same extent in the first quarter of 2010.  Finally, our balance sheet continues to prosper, with $10.7 million in cash and no debt outstanding at March 31, 2010.”

First Quarter 2010 Results

Revenue for the first quarter of 2010 was $14.2 million, an increase of 16% compared to $12.2 million in the prior-year period.  Gross margin for the first quarter of 2010 was 36.5%, compared to 33.8% in the prior-year quarter as the Company experienced a favorable sales mix due to increased sales of higher margin printer products and fewer sales of certain lower margin consumable products, and realized benefits from its completed shift of a substantial portion of its production to its lower-cost manufacturer in China.  Operating expenses were $4.2 million, an increase of $0.3 million from the prior-year period, driven largely by increased selling and marketing expenses, primarily from higher sales commissions and travel expenses resulting from higher sales volume.  The Company recorded net income in the first quarter of 2010 of approximately $0.6 million, or $0.07 per diluted share, compared to net income of approximately $0.1 million, or $0.01 per diluted share, in the prior-year period.

Commenting on the financial results, Steven A. DeMartino, Executive Vice President and Chief Financial Officer of TransAct Technologies said, “We are very pleased that we are now realizing the positive effects of our manufacturing transition to China in our gross margin, as the transition combined with a favorable sales mix of higher margin products led to an improvement in gross margin of 270 basis points from the prior-year quarter.  We expect to experience continued improvement in our gross margin throughout much of 2010 as we realize the full benefit from the completed move of our production to China.”

2010 Outlook

For the remainder of 2010, TransAct continues to expect both revenue and gross margin improvement, especially during the second half of 2010, compared to 2009 based on the current backlog of orders and forecasts of order flow provided by some of the Company’s customers.  The Company expects most of its year-over-year sales growth to come from the international casino and gaming markets, as well as some improvement in the replacement cycle in the domestic casino market.  In addition, the Company expects sales from the McDonald’s grill initiative to add to its revenue growth in the second half of 2010.  Finally, TransAct reiterates that it expects to see solid free cash flow (cash provided by operations less capital expenditures) for the full year 2010.

Liquidity and Capital Resources

As of March 31, 2010, TransAct had approximately $10.7 million in cash and cash equivalents, and no debt obligations outstanding under its $20 million revolving credit facility.

Investor Conference Call / Webcast Details

TransAct will review detailed first quarter 2010 results during a conference call today at 5:00 PM EDT. The conference call-in number is 877-856-1962. A replay of the call will be available from 8:00 PM EDT on Wednesday, May 5 through midnight EDT on Wednesday, May 12 by telephone at 888-203-1112; passcode 7715524.  Investors can also access the conference call via a live webcast on the Company's Web site at http://www.transact-tech.com.  A replay of the call will be archived on that Web site for one week.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based industries. These industries include casino, gaming, lottery, banking, kiosk and point-of-sale.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca® and Epic product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming and government markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the growing on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information on TransAct, visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but are not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development; dependence on significant customers; dependence on significant vendors; dependence on a sole source contract manufacturer for the assembly of a large portion of the Company’s products in China; dependence on ability to obtain competitive pricing and other terms from our contract manufacturer and other suppliers;  the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:

TransAct Technologies Incorporated
Steven DeMartino, EVP and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

(In thousands, except per share amounts)	Three months ended March 31,
	2010	2009
Net sales	$14,208	$12,202
Cost of sales	9,019	8,076
Gross profit	5,189	4,126

Operating expenses:
Engineering, design and product development	745	694
Selling and marketing	1,583	1,398
General and administrative	1,879	1,855
	4,207	3,947
Operating income	982	179

Other income (expense):
Interest, net	2	(15)
Other, net	6	20
	8	5

Income before income taxes	990	184
Income tax provision	361	63
Net income	$629	$121

Net income per common share:
Basic	$0.07	$0.01
Diluted	$0.07	$0.01

Shares used in per share calculation:
Basic	9,349	9,257
Diluted	9,501	9,259

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three months ended March 31,
	2010	2009
Banking and point-of-sale	$2,353	$2,441
Casino and gaming	6,961	4,857
Lottery	1,656	1,106
TransAct services group	3,238	3,798
Total net sales	$14,208	$12,202

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
(In thousands)	2010	2009
Assets:
Current assets:
Cash and cash equivalents	$10,693	$10,017
Receivables, net	8,157	8,996
Inventories	8,538	5,952
Refundable income taxes	-	270
Deferred tax assets	2,240	2,240
Other current assets	441	521
Total current assets	30,069	27,996

Fixed assets, net	4,387	4,551
Goodwill	1,469	1,469
Deferred tax assets	673	669
Intangibles and other assets, net	184	214
	6,713	6,903
Total assets	$36,782	$34,899

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$6,214	$5,052
Accrued liabilities	1,750	1,890
Deferred revenue	562	580
Total current liabilities	8,526	7,522

Deferred revenue, net of current portion	399	501
Deferred rent, net of current portion	410	385
Other liabilities	134	137
	943	1,023
Total liabilities	9,469	8,545

Shareholders’ equity:
Common stock	105	105
Additional paid-in capital	22,158	21,820
Retained earnings	13,662	13,033
Accumulated other comprehensive loss, net of tax	(74)	(66)
Treasury stock, at cost	(8,538)	(8,538)
Total shareholders’ equity	27,313	26,354
Total liabilities and shareholders’ equity	$36,782	$34,899